UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2017

iConsumer Corp.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10480

Delaware	27-4286597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

73 Greentree Drive, #558 Dover, Delaware (Address of principal executive offices)	19904 (Zip Code)

(888) 546-7980
Registrant’s telephone number, including area code

Series A Non-Voting Preferred Stock
(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “iConsumer” or “the Company” refers to iConsumer Corp.

This report may contain forward-looking statements and information relating to, among other things, the Company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the Company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence

Item 1.

THE COMPANY’S BUSINESS

Overview

The Company was founded in 2010 and began operations in 2015. Since founding, it has not undergone any reorganization or acquisitions. Prior to 2016, the Company had negligible revenues. In 2016, the Company began offering consumers the opportunity to learn about the stock market by becoming shareholders in a publicly quoted Company. They receive rebates from shopping in the form of equity (Series A Non Voting Preferred shares) in the Company, in addition to other forms of incentives, including cash rebates, and beginning in December, 2017, Bitcoin.

In order to have a platform that could comply with U.S. securities regulations, the Company filed an offering statement with the Securities and Exchange Commission (“SEC”) under Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). That offering statement was first qualified in September 2016 and the Company began an offering under Regulation A.  As of December 31, 2016 it had closed on investments from 19 individuals, representing $147,525 of invested capital.  It also had committed, but unreceived investments of $7,000. This offering was a continuous offering and remained open as of December 31, 2016.

In February 2017 the Company raised the price per share in the offering from $.045 to $.09. The Company’s offering statement was requalified by the SEC on February 13, 2017. The offering remained open until February 13, 2018. Under SEC rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The Company failed to amend its offering statement on a timely basis. As of December 31, 2017, it had closed on cash investments in that offering from 188 individuals, representing $174,866 of invested capital since the inception of the offering.

As of December 31, 2016, the Company had 12,804 members. As of December 31, 2017, the Company had 49,989 members.

The Company applied to FINRA to obtain a ticker symbol in January 2017 so that the Company’s Series A Non Voting Preferred shares could be traded on a market. In December 2017 FINRA issued the Company the ticker symbol RWRDP. In March 2018 the first trading of RWRDP occurred on the OTCQB market.

Principal Products and Services

The Company provides its members the opportunity to experience the ownership of two assets that members find challenging, without cost to the member. Ownership in a company quoted on the over-the-counter market (iConsumer) and ownership of Bitcoin. The Company generates revenue by providing an online shopping portal where the Company’s members can shop at over 1,800 participating retailers worldwide. The retailers pay the Company commissions and advertising fees in exchange for members’ shopping. In turn, the Company rebates a portion of its revenues to its members in the form of equity, cash back, and Bitcoin. In 2016 and 2017, revenue from advertising was negligible.

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The Company launched its online shopping services to the general public on June 19, 2015. From that date until December 23, 2017, it offered rebates in the form of its equity and cash. On December 23, 2017, the Company transitioned from offering cash rebates to offering Bitcoin rebates.

Market

The Company’s target market encompasses all online shoppers, with the initial target being those shoppers located in the United States. With the transition from cash rebates to Bitcoin rebates, the Company expanded its potential market worldwide. While the Company has no direct competitors, the Company’s indirect competitors include companies that offer cash back or frequent flyer miles or points as incentives for their shopping behavior. Those indirect competitors estimate that they have nearly 100 million global users, and those shoppers located in the United States are the initial target of the Company’s marketing efforts.

The Company uses social media, PR, display and other forms of paid and unpaid advertising to attract new members to its site. The initial marketing strategy includes “influencers” such as bloggers, writers, and other outlets reachable through social media and public relations. After establishing this beachhead, the Company intends to use its own members to spread the word about the advantages of the Company’s offering.

A further source of potential customers is the people who have expressed interest in the Company’s offering of shares through its offering under Regulation A.

Competition

The Company’s indirect competitors include eBates, Shopathome, RetailMeNot, MyPoints, CouponCabin, Brads Deals, swagbucks, and Mainstreetshares. iConsumer offers the same ability to save money shopping by offering coupons but differentiates itself by additionally offering its members the ability to earn ownership in the Company through the acquisition of shares, as well as Bitcoin rebates. This further incentivizes members to prefer iConsumer’s offering and to encourage their friends to do the same.

Participating Merchants

Through an agreement with Outsourced Site Services, LLC (“OSS”), an affiliated company, iConsumer represents over 1,800 retailers, providing Bitcoin and equity back and coupon-based savings to consumers when they shop at these retailers. OSS personnel are responsible for attracting and maintaining those relationships. iConsumer pays OSS a fee based on revenues for this service. OSS provides similar services to iGive.com Holdings, LLC, an affiliated Company.

Research and Development

The Company is licensing technology developed by its affiliate OSS and has not yet made any expenditures on research and development.

Employees

The Company has no directly paid employees. Its management and operations are provided by the affiliated Company OSS, as described in “Interest of Management and Others in Certain Transactions.”

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Intellectual Property

iConsumer has a copyright in its web site, applications, and other computer software. It has received trademark registrations for iConsumer, the logo, and related marks. The technology upon which the Company is relying for its operations is owned by OSS, and licensed to iConsumer.

Litigation

The Company is not involved in any litigation.

The Company’s Property

The Company does not own any real estate or significant real assets. The Company owns, to the extent permitted by law and end-user agreements, the data generated by its members, and about its members. The cost of creating this data is reflected as expenses in the Company’s financial statements. The value of these assets is not reflected in the financial statements.

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Item 2.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in Item 3 of this report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Unless otherwise indicated, latest results discussed below are as of December 31, 2017.

The Company is in an early stage of development. Operations prior to January 2016 produced minimal revenues.

The Company earns revenues through offering advertising on its website, its member-focused emails, alerts and notifications in its apps, and primarily through agreements with vendors for web traffic and sales referred through the iConsumer.com website and apps (commission revenue). The Company recognizes revenue only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured. Revenues from advertising were negligible in 2016 and 2017.

Beginning in June 2015, the Company began to earn commission revenue by directing customers to participating retailers. Measurable revenue from operations began in January 2016. The Company’s revenues varied significantly each month during 2016 as it refined its marketing and promotional offers.

In August 2016 the Company engaged a full-service marketing agency to prepare a launch of the brand in anticipation of qualification of the offering statement for its initial Regulation A offering before the start of the Christmas holiday shopping season. Deliverables from this engagement included new branding, site redesign, and marketing collateral.

Starting in the third quarter of 2016 and continuing throughout 2017, the Company launched improved generations of its mobile apps for Apple IOS and Android. It also launched updated versions of the iConsumer Button for Chrome, Safari, Firefox, Internet Explorer, and Microsoft Edge. Regular releases of the apps and the Button have occurred since that time. These technologies are provided under the license agreement with OSS, outlined more fully below.

In September 2016 the Company’s Regulation A offering, described below under “Liquidity and Capital Resources,” was first qualified by the SEC. It began issuing and transferring shares of its Series A Non-Voting Preferred Stock to its customers and selling equity for cash.

During the first quarter of 2017, the Company increased the offering price of the Series A Non-Voting Preferred Stock to $.09 per share. The Company officially announced that it was leaving its “beta testing” phase in February, and commenced full operating mode. The Company began advertising heavily to build its membership base, and its base of potential cash investors.

During the second quarter of 2017, the Company continued to advertise heavily. By the end of the period, the Company had grown from approximately 13,000 members at the beginning of February 2017, to over 40,000 members.

The Company filed a Form 1-Z to notify the closing of the Regulation A offering in May 2017, to comply with the instructions of FINRA, in order to commence the process of applying for quotation of its Series A Non-Voting Preferred Stock on the OTCQB market. That 1-Z filing was later withdrawn. At the time of the filing, the Company had approximately 2,600 shareholders, and had raised approximately $162,000 from cash investors.

The Company launched an offering of convertible debt under Rule 506(c) of Regulation D promulgated under the Securities Act in September 2017. As of December 31, 2017, the Company had raised $154,721 in that offering. See “—Liquidity and Capital Resources.”

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The Company completed its testing of widely varying member incentives in January 2017. The primary factors affecting gross income (revenue) are the number of users of the Company’s services (members), the amount each member spends, and the commission rates paid by participating retailers. By adjusting the percentage of the gross income and/or equity shared with the member in the form of rebates, the Company can affect the amount of gross income earned. Generally, the higher the percentage, the more likely a member will make a transaction that generates revenue.

On December 23, 2017, the Company transitioned from providing rebates in the form of cash to providing rebates in the form of Bitcoin. This transition introduces potential cash flow issues, as the Company seeks to reduce the speculative risk (similar to foreign currency risk) associated with Bitcoin by acquiring sufficient Bitcoin (or hedging the risk in the futures markets) at the time it's earned by a member as a result of a purchase. This purchase typically occurs prior to the Company being paid for its services. Should the Company's cash reserves be insufficient to acquire or hedge its Bitcoin requirements, the Company is exposed to substantial speculative risk.

In order to support quotation on the OTCQB market, on January 12, 2018 the Company amended the liquidation preference for the Series A Non Voting Preferred Stock by consent of the holders of a majority of the Common Stock and Series A Non Voting Preferred Stock. The amendment reaffirmed that shareholders of record as of January 12, 2018 had a liquidation preference equal to the Original Issue Price of their shares and that subsequent holders of the stock will not have a liquidation preference.

Additionally, the amended language eliminated the liquidation preference for shareholders who acquire their shares subsequent to January 12, 2018.

Gross margin is gross income less the direct costs of that income (i.e. rebates). Rebates have cash and non-cash components. The non-cash component reflects the estimated fair value, as reflected in the most current offering circular, of the preferred stock to be transferred to the member as the earned rebate. The Company focuses on the cash component of its gross margin as the best indicator of results.

The amount spent on marketing is likely to be larger in relation to the number of members in the earlier days of operations, decreasing as the number of members grows.

The technology used by iConsumer to operate its website is licensed from OSS, where it has been used for 19 years for the operations of iGive, a business that caters to online shoppers who are interested in helping non-profits. iConsumer receives services from OSS, which include hosting, servers, support, internet connectivity, and interconnections with retailers. OSS also provides marketing, management, and accounting services. OSS also employs and compensates Robert Grosshandler, Melinda Moore, Kimberly Logan, and Sanford Schleicher, all of whom are key to the Company’s successful operation.

These services are provided pursuant to an Amended and Restated Software License and Services Agreement dated May 25, 2016, between OSS and the Company (the “License Agreement”). The provisions of the License Agreement with OSS will significantly affect the Company’s financial results. Under the License Agreement, the Company pays 20% of its gross revenue to OSS. The License Agreement provides that in the event the Company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the Company will pay 5% of its gross revenues to OSS, which would likely change the Company’s gross margins and profitability. In the event the Company decides to provide for itself the support services provided by OSS, the Company’s gross margins and profitability are likely to change, and the current results of operations may not be indicative of what they would be if the Company provided for its own support services.

Both iGive and OSS are 100% owned by Robert Grosshandler.

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Results of Operations

Twelve Months ended December 31, 2016 Compared to Twelve Months ended December 31, 2017

Revenues for the twelve months ended December 31, 2017 were $416,435, a decrease from revenues of $480,216 in the same period in 2016, reflecting the effects of reducing the cash back incentive paid as a percentage of sales. Reducing the percentage reduces the incentive for users to shop. Revenues were primarily composed of commissions from merchants.

A portion of the Company’s expenses were in the form of preferred stock, a non-cash item. The stock was valued at $0.045 per share for stock earned through February 11, 2017, and $.09 per share thereafter. The value reflects the price paid by third party purchasers in the Regulation A offering.

A portion of the Company’s expenses were in the form of Bitcoin, a cryptocurrency. Bitcoin is valued as of the day the expense is incurred, based upon the closing price for that day on the Gemini Bitcoin Exchange.

The Company’s cost of revenues for 2017 amounted to $666,526, compared to $620,469 in 2016. Cost of revenues for 2017 included $315,210 in preferred stock, up from $237,129 in 2016, and $1,391 in Bitcoin.

Operating expenses increased to $879,660 for 2017, from $540,893 in 2016. The primary components of operating expenses were as follows:

•	Marketing expense increased to $652,300 from $412,372, reflecting the Company’s increased operations. The member stock awards included as a marketing expense – a non-cash item (primarily rewards for joining and referring other shoppers) -- were $450,492, up from $315,806 in 2016. The Advertising and Promotion expense was $201,808, up from $96,566 in 2016. Marketing expense did not include expenses related to the Company’s offering under Regulation A. Expenses related to the offering were capitalized to prepaid expenses and will be charged against shareholders’ equity when the offering is closed.

•	Fees to OSS were $83,287 in 2017, a decrease from fees of $95,835 in 2016. This reflected the reduction in gross income. This affiliated company (owned by Mr. Grosshandler) provides most of the services needed to operate iConsumer. Most specifically, the overheads of creating member-oriented marketing campaigns and the overhead of managing the network of 1,800 retailers are borne by OSS. Additionally, all of the costs of developing and operating the technology are the responsibility of OSS. In accordance with the agreement with OSS, the expense is calculated as 20% of gross revenues. If iConsumer was not using OSS to provide these services, the results of its operations might be significantly different.

•	Legal fees for 2017 were $43,227, compared to $18,059 in 2016, primarily as a result of the increased regulatory burden as a result of a full year of being a Regulation A filer and the need to alter the liquidation preference in the Company’s Certifications of Designations for its Series A Non Voting Preferred Stock.

•	Accounting fees were $29,174 in 2017, compared to $6,500 in 2016.

As a result of the foregoing factors, the Company recorded a net loss of $1,129,751 in 2017, compared to a net loss of $681,147 in 2016.

Liquidity and Capital Resources

As of the date of this report, iConsumer has a low level of liquid assets. The Company is completely dependent on the proceeds from a continuing offering of equities under Regulation A and support from affiliated companies to execute its plan of operations. In September 2016, the Company commenced its offering under Regulation A. It offered up to $2,000,000 of its Series A Non-Voting Preferred Stock at a price of $.045 per share, subsequently raised to $.09 per share. The Company received $20,341 in cash from the sale of its preferred securities in the Regulation A offering in 2017, including $7,000 in cash that was a receivable at the end of 2016, and a net of $135,889 cash from the sale of its preferred securities in 2016 (after $11,636 in offering costs). In September 2017, the Company commenced a private placement under Rule 506(c) of Regulation D of up to $2,000,000 aggregate principal amount of 8% Convertible Promissory Notes due 2020, convertible into shares of its Series A Non-Voting Preferred Stock, at the holder’s option, at a price of $.075 per share. As of December 31, 2017 the Company had raised net proceeds of $154,721 under that offering. The Company has no debt, other than the Convertible Promissory Notes, outside of its obligations to remit earned cash back to members when due, and no obligations to make any capital expenditures. The Company has no bank lines or other financing arranged. The Company has filed for a further offering of securities under Regulation A.

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Trend Information

The Company is reliant on the economic trends affecting online shopping in the United States. With the addition of Bitcoin-based rebates, the Company is increasingly subject to worldwide economic trends affecting online shopping. The migration of retail shopping from physical locations to the internet continues and is expected to continue into the foreseeable future. The Company believes that this trend is positively affecting its growth.

Amazon continues to enjoy a significant share of that online retail growth. The Company has a relationship with Amazon, but the revenues from that relationship are negligible. Should the Company succeed in increasing the share of its revenues from Amazon, the Company would have increased customer concentration risk.

Retailers that rely primarily on physical locations are under significant economic pressure. Many of them are going through or will go through bankruptcy proceedings. The Company has relationships with some of those retailers. The Company will be negatively affected to a greater or lesser degree by retailer defaults. Mitigating that trend is the fact that their customers are migrating to companies with which the Company already does business.

The credit risk associated with retailer bankruptcies is mitigated in two ways. First, the Company’s service providers monitor those risks, and seek deposits and advance payments from retailers they deem risky. Second, the Company does not owe rebates to its members unless the revenues those rebates are calculated upon are received.

The Company utilizes online advertising to attract new members. Online advertising continues to grow as a percentage of the advertising market. The cost of the Company’s advertising is subject to change, both up and down, depending on the state of the advertising market.

The addition of Bitcoin-based rebates subjects the Company to advertising risks. Many advertising outlets do not allow advertisements promoting Bitcoin or other cryptocurrencies. This will limit the Company’s advertising options, and may result in higher advertising costs.

Consumers’ internet use, and especially mobile internet use, continues to grow. The Company believes this increase can result in more member growth. Navigating the transition from desktop to mobile internet use presents challenges for the Company. The Company utilizes technology partners that continue to invest heavily in platforms that are intended to make the Company’s offerings attractive to existing members and prospective members who use the internet from mobile devices.

The cost and difficulty of hiring or retaining qualified employees continues to increase. While the Company does not have any direct employees, it is dependent on its service partners’ abilities to attract and retain employees. The Company believes that its ability to operate virtually will help to mitigate the increased employee challenge.

The Company’s ability to raise money is affected by the stock market, and in particular, the acceptance of companies using Regulation A as amended under the 2012 JOBS Act.

The alternative markets (e.g. OTC) continue to revise their standards for quotation. Those revisions may make it harder or more expensive for the Company to obtain or maintain a market for its securities.

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The competition has begun to utilize alternative advertising mechanisms. Last holiday shopping season, Retailmenot (whose acquisition was announced in the first quarter of 2017) advertised in retail malls. eBates appeared to utilize TV advertising to a greater extent than observed in prior years.

The adoption of new mobile wireless technologies such as 4G and soon, 5G, continue to make mobile usage of the Company’s offerings more likely.

Alternative blockchain-based competitors are beginning to appear in non-U.S. markets. The Company expects blockchain-based competitors, including eBates, to enter the U.S. market at some point.

Item 3.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The Company’s officers and directors are as follows. All are occupied full-time on the Company’s business, but are employed by an affiliate of the Company as described in “The Company’s Business – Employees.” The Company does not currently employ any “significant employees” as defined by the Commission.

Name	Position	Age	Term of office
Executive officers
Robert N. Grosshandler	President	62	Indefinitely from December 2010
Sanford David Schleicher	Chief Technology Officer	50	Indefinitely from April 2015
Melinda Moore	Chief Marketing Officer	48	Indefinitely from May 2016
Director
Robert Grosshandler		62	Since December 2010

Robert N. Grosshandler, President

Robert Grosshandler has been President of the Company since its inception. In 1997, he founded iGive.com, a company that helps consumers raise money for charities by shopping online. He founded iGive and has acted as CEO of iGive from that date to the present. iGive today helps 350,000 consumers contribute to 35,000 charities. He is also founder and CEO of OSS. Between 1976 and 1981 Mr. Grosshandler participated in real estate and industrial workouts. In 1981, he co-founded The SOFTA Group, Inc., which grew to 160 employees when it was sold in 1993. In 1995 he founded and sold a company to a West Coast integrated circuit manufacturer.

Sanford Schleicher, Chief Technology Officer

Mr. Schleicher is Chief Technology Officer, which position he has held since April 2015 and in that capacity he oversees engineering, production and development. From 2009 to the present date he was the Chief Technology Officer of iGive and OSS. As CTO, he is responsible for all technology R&D as well as platform operations. Prior to joining iGive.com, Mr. Schleicher was Director of Engineering of Onebox Solutions, and before that Director of Research and Development of Call Sciences which he joined in early 2001, when Call Sciences purchased Vocal Link, a company Mr. Schleicher co-founded in 1997. Prior to Vocal Link, he worked at Quantra Corporation. Previous professional experience includes Baxter Healthcare Inc. and Price Waterhouse. Mr. Schleicher holds an Engineering Degree in Computer Science from the University of Illinois in Champaign/Urbana.

Melinda Moore, Chief Marketing Officer

Ms. Moore is Chief Marketing Officer, which position she has held since May, 2016 and in that capacity she oversees the creation and deployment of iConsumer’s efforts to attract and retain customers and investors.  She is a social entrepreneur, a seasoned digital marketer and a frequent speaker at leading technology conferences. With over 15 years as a start-up leader (two exits) and Fortune 500 experience, Melinda combines her passion and experience in health & sustainability, female empowerment, tech & digital media. Her work has been widely recognized by Digital LA (Top 50 Digital Women in 2015), the Green Business Bureau and the National Association of Women Business Owners’ Hall of Fame.

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Her marketing campaigns have been featured by global brands including Ford, LIVESTRONG, Netflix, Obama for America, Orbitz, Sony, USA Networks, and YouTube. She has forged strategic partnerships with leading business, media, and entertainment figures including Jimmy Fallon, Laird Hamilton, Dr. OZ, Dr. Phil, Ryan Seacrest and Yao Ming.  After co-founding and selling the successful e-commerce site LovingEco to John Paul Dejoria in 2012, she co-founded Tuesday nights, a hosted invite-only networking organization of female executives and entrepreneurs.  Melinda graduated from UCLA with a BA in psychology. She recently wrote the book How to Raise Money: The Ultimate Guide to Crowdfunding which is currently available on Amazon.

Compensation of Directors and Executive Officers

iConsumer has not yet paid or agreed to pay its officers or directors. Currently, Mr. Grosshandler, Ms. Moore, and Mr. Schleicher are compensated by OSS and their services are provided to iConsumer under the License Agreement. See Item 5 of this report, “Interest of Management and Others in Certain Transactions.”

In the future the Company will have to pay its officers, directors and other employees, which will impact the Company’s financial condition and results of operations, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company may choose to establish an equity compensation plan for its management and other employees in the future.

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Item 4.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of December 31, 2016, the securities of the Company that are owned by executive officers and directors, and other persons holding more than 10% of the Company’s voting securities, or having the right to acquire those securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Robert N. Grosshandler 2724 Simpson Street Evanston, IL 60201	100,000,000 Direct ownership	N/A	100%
Series A Non-Voting Preferred Stock	Robert N. Grosshandler 2724 Simpson Street Evanston, IL 60201	39,000,000 Direct ownership; Mr. Grosshandler disclaims beneficial ownership of shares held by family members	N/A	36.4%
Series A Non-Voting Preferred Stock	Sanford D. Schleicher 2724 Simpson Street Evanston, IL 60201	12,000,000 Direct ownership; 4,000,000 Dehne Trust #1 beneficial ownership; 4,000,000 Dehne Trust #2 beneficial ownership	N/A	18.6%

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Item 5.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Software License and Services Agreement with Outsourced Site Services

The technology used by iConsumer to operate its website is licensed from OSS, where it has been used for 20 years for the operations of iGive, a business that caters to online shoppers who are interested in helping non-profits. iConsumer receives services from OSS, which include hosting, servers, support, internet connectivity, and interconnections with retailers. OSS also provides marketing, management, and accounting services. OSS also employs Robert Grosshandler, Melinda Moore, and Sanford Schleicher.

These services are provided pursuant to the License Agreement. Under the License Agreement, the Company pays 20% of its gross revenue to OSS. The License Agreement provides that in the event the Company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the Company will pay 5% of its gross revenues to OSS.  Both iGive and OSS are 100% owned by Robert Grosshandler.

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Item 6.

OTHER INFORMATION

Not applicable.

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Item 7.

FINANCIAL STATEMENTS

iCONSUMER CORP.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2017 AND DECEMBER 31, 2016

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INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

iConsumer Corp.

Evanston, Illinois

Report on the Financial Statements

We have audited the accompanying financial statements of iConsumer Corp., which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free for material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risk of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iConsumer Corp., as of December 31, 2017 and 2016, and the results of its operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States.

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Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has not generated significant revenues or profits since inception, and has sustained net losses of $1,129,751 and $681,147 for the years ended December 31, 2017 and 2016, respectively. Those conditions raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ Wipfli LLP

Wipfli LLP

April 25, 2018

Minneapolis, MN

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iConsumer Corp.

BALANCE SHEETS

December 31, 2017 and December 31, 2016

	2017	2016
ASSETS
Current Assets
Accounts Receivable	16,323	0
Due from Escrow Agents	2,544	53,025
Investor Funds Receivable	0	7,000
Prepaid Expenses	13,167	0
Total Current Assets	32,034	60,025
TOTAL ASSETS	32,034	60,025
LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	10,498	5,541
Checks Written in Excess of Cash	43,595	20,469
Member Bitcoin Payable	1,391	0
Member Cash Back Payable	178,824	153,713
Total Current Liabilities	234,307	179,723
Non-Current Liabilities
Convertible Notes Payable, Net	107,793	0
Due to Related Parties	225,351	102,212
Total Non-Current Liabilities	333,144	102,212
Total Liabilities	567,451	281,935
Stockholders' Equity (Deficit)
Paid in Capital	1,125,811	310,953
Retained Earnings (Deficit)	-1,868,511	-738,760
Common Stock 150,000,000 authorized, $0.001 par, 100,000,000 issued and outstanding at December 31, 2017 & 2016	100,000	100,000
Series A Non-Voting Preferred Stock 250,000,000 authorized, $0.001 par, 107,282,913 and 105,896,831 issued & outstanding at December 31, 2017 & 2016	107,283	105,897
Total Stockholders' Equity (Deficit)	-535,417	-221,910
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	32,034	60,025

See Accompanying Notes to Financial Statements.

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iConsumer Corp.

STATEMENTS OF OPERATIONS

For Years Ended December 31, 2017 and December 31, 2016

	2017	2016
Revenues:
Commissions from Merchants	410,941	479,176
Miscellaneous Income	5,495	1,040
Total Income	416,435	480,216
Cost of Revenue
Member Bitcoin Back Rebate	1,391	0
Member Cash Back Rebate	349,925	383,341
Member Stock Back Rebate	315,210	237,129
Total Cost of Revenue	666,526	620,469
Gross Profit (Loss)	-250,090	-140,254
Operating Expenses
Accounting	29,174	6,500
Bank Service Charges	924	3,565
Interest Expense	9,877	0
Legal Fees	43,227	18,059
Marketing
Member Stock Awards	450,492	315,806
Advertising & Promotion	201,808	96,566
Membership Expenses	3,223	4,562
Miscellaneous Expenses	193	0
OSS Service Fee	83,287	95,835
Other Professional Fees	27,000	0
Stock Issuance Fees	30,455	0
Total Operating Expenses	879,660	540,893
Net Loss	-1,129,751	-681,147

See Accompanying Notes to Financial Statements.

18

iConsumer Corp.

STATEMENTS OF CASH FLOWS

For Years Ended December 31, 2017 and December 31, 2016

	2017	2016
OPERATING ACTIVITIES
Net Loss	-1,129,751	-681,147
Adjustments to reconcile Net Loss
to net cash provided by operations:
Shares Earned by Members	765,702	373,024
Non-Cash Interest Expense	6,156
Changes in Operating Assets & Liabilities
Receivables	-16,323	0
Accounts Payable	4,956	5,541
Prepaid Expenses	-13,167	0
Member Cash Back Payable	25,111	152,776
Member Bitcoin Back Payable	1,391	0
Net cash provided by Operating Activities	-355,925	-149,806
FINANCING ACTIVITIES
Proceeds from Issuance of Convertible Notes Payable	154,721	0
Decrease in Receivable from Escrow Agency	50,481
Investor Funds Receivable	7,000	-53,025
Checks Written in Excess of Cash	23,126	20,469
Increase in Due to Related Party	123,140	46,435
Payment of Deferred Financing Costs	-22,884
Proceeds from Issuance of Preferred Stock	20,341	135,889
Net cash provided by Financing Activities	355,925	149,768
Net cash increase (decrease) for period	0	-37
Cash at beginning of period	0	37
Cash at end of period	0	0

See Accompanying Notes to Financial Statements.

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STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

For Years Ended December 31, 2017 and December 31, 2016

					Additional
	Common Stock		Preferred Stock		Paid-In		Total
	Number of	Amount	Number of	Amount	Capital	Accumulated	Stockholder's
	Shares	Par .001	Shares	Par .001	(Deficit)	Deficit	Equity (Deficit)

Balance at December 31, 2015 (Audited)	100,000,000	$100,000	100,000,000	$100,000	$(200,000)	$(57,614)	$(57,614)
Stock Distributed to Investors			3,433,889	$3,434	$139,455		$142,889
Stock Distributed to Members			2,462,942	$2,463	$(2,463)		$-
Stock Earned by Members					$373,961		$373,961
Net Loss						$(681,147)	$(681,147)
Balance at December 31, 2016 (Audited)	100,000,000	$100,000	105,896,831	$105,897	$310,953	$(738,761)	$(221,910)
Stock Distributed to Investors			192,682	$193	$20,149		$20,341
Stock Distributed to Members			1,193,401	$1,193	$(1,193)		$-
Stock Earned by Members					$765,702		$765,702
Recognition of Beneficial Conversion Feature Related to Convertible Notes					$30,200		$30,200
Net Loss						$(1,129,751)	$(1,129,751)
Balance at December 31, 2017 (Audited)	100,000,000	$100,000	107,282,913	$107,283	$1,125,811	$(1,868,511)	$(535,417)

See Accompanying Notes to Financial Statements.

20

iConsumer Corp.

NOTES TO THE FINANCIAL STATEMENTS

For the Years Ended December 31, 2017 and 2016

NOTE 1: NATURE OF OPERATIONS

iConsumer Corp. (the “Company”), is a corporation organized December 16, 2010 under the laws of Delaware.   The Company was formed to provide money saving services to consumers through a website that is designed to be searchable and discoverable by Google.  On June 19, 2015 it began “test the waters” operations to determine product and service viability for a new service aimed at providing consumers cash back rebates based upon their shopping at participating retailers.  As of December 31, 2015, it had not generated significant revenue.

Measurable revenue from operations began in January 2016. The Company’s revenues varied significantly each month during 2016 as it refined its marketing and promotional offers. In the years preceding the commencement of its principal operations, the Company actively provided the service of directing web traffic to iGive.com, primarily aimed at Google and other search engines.

Through June 19th, 2015, the Company’s activities consisted of formation activities and preparations to raise additional capital as described in Note 6.  These activities continued through 2015. In 2016, the Company’s offering statement was qualified by the SEC under Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Company became fully operational.

The Company’s Regulation A offering statement was re-qualified by the SEC in February 2017, reflecting the change of the stock price from $.045 per share to $.09 per share. To comply with FINRA’s instructions, the Company filed a Form 1-Z to notify the closing the Regulation A offering in May 2017. FINRA required this in order for the Company to commence the process of applying for quotation of its Series A Non-Voting Preferred Stock on the OTCQB market. That 1-Z filing was later withdrawn. Under SEC rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The Company failed to amend its offering statement (SEC File No. 24-10480) that was re-qualified by the SEC on February 13, 2017 on a timely basis. From May 2017 until February 13, 2018, the Company did not issue any shares under the offering statement.

The Company received a ticker symbol from FINRA in December 2017. The Company made application to The Depository Trust Corporation (DTC) in January to facilitate the electronic transfer of its stock. The first trade of RWRDP occurred in March 2018. The Company’s stock is highly illiquid, and likely to remain so for the foreseeable future.

The Company is dependent upon additional capital resources for the continuation of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to fully operationalize the Company’s planned operations.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP) and Article 8 of Regulation S-X of the rules and regulations of the Securities and Exchange Commission (SEC).

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

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Cash Equivalents

Cash equivalents can include time deposits, Bitcoin, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions.  There are no allowances for doubtful accounts established as of December 31, 2017 or December 31, 2016.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000. No property or equipment has been recorded as of December 31, 2017 or December 31, 2016.

Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash and counter-party risk associated with the hedging of Bitcoin using futures. The Company will place its cash and cash equivalents other than Bitcoin with financial institutions of high credit worthiness and has a policy to not carry a balance in excess of FDIC insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds or with whom it has deposits, and as such, it believes that any associated credit risk exposures are limited. The Company utilizes the Chicago Board Options Exchange and the Chicago Mercantile Exchange to hedge Bitcoin exposure. Those exchanges manage counter-party risk as part of their futures contracts.

Concentration of Customer Risk

The Company is exposed to concentration of customer risk. In 2017, it had two customers (retailers) that represented over 50% of its revenues. These retailers offer goods or services that are easily resold by members. These retailers may choose to prohibit the resale of their goods or services. The Company has no control over that decision. Should these retailers choose to prohibit those sales, the Company would be significantly negatively impacted.

Concentration of Customer Credit Risk

The Company is exposed to concentration of customer credit risk. In 2017, it had two customers (retailers) that represented over 50% of its revenues. Should those retailers not pay the Company, the Company would be significantly negatively impacted. The impact of non-payment would be mitigated as the Company is not obligated to provide rebates to customers if the Company does not get paid.

Concentration of Member (User) Risk

The Company is exposed to concentration of member risk. It had one member whose purchases generated approximately 16% of the Company’s revenues. It had five members who generated approximately 36% of the Company’s revenues. Should those members stop shopping at stores via iConsumer, the Company would be significantly negatively impacted.

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Revenue Recognition

The Company earns revenues through commissions, royalties, and advertising on its website and intends to earn revenues through agreements with vendors for web traffic and sales referred through the iConsumer.com website. The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition, only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured.  Significant revenues began being recognized beginning in the year ended December 31, 2016 and have continued through December 31, 2017.

Beginning with financial statements issued after January 1, 2018, the Company will need to recognize revenue in accordance with FASB ASC 606. The Company has not finalized its analysis but currently believes that the adoption of the new accounting rules will not have a material impact on its financial statements. As a public business entity as defined by FASB, we are required to disclose revenue disaggregated according to the timing of transfer of goods or services. We are required to provide qualitative information about how economic factors affect our revenue and cash flows. We will need to disclose certain details about contracts, including performance obligations. We will need to disclose judgments made in evaluating revenue.

ASC 606 – Revenue Disaggregation, Performance Obligations, and Significant Judgments

The Company primarily receives revenue from 1,800 U.S.-based online retailers in exchange for the Company assisting those retailers in making sales to the retailers’ customers and prospective customers located primarily in the United States. Generally, the retailer has agreed to pay the Company a commission when an iConsumer member (a user) makes a purchase at the retailer. If the retailer has agreed to pay the Company for advertising services, the retailer will owe the Company money once the user has been shown the retailer’s advertisement. The Company is responsible for advertising the availability of the retailers’ offerings and facilitating the navigation of the user to the retailers. The retailer is solely responsible for executing sales to its customers. The retailer is responsible for reporting that purchase or other commissionable activity, and the pertinent details of that purchase, including transaction price and commission amount, to the Company, almost exclusively after the retailer has shipped goods or provided the service. The Company recognizes that revenue on the date the purchase was made, or the advertisement was shown. Payment is generally due and received within 90 days after the transaction occurs. If a user returns the goods or service, the retailer has the right to reverse the transaction. The Company believes there is no significant disaggregation possible by industry, geography, or timing. A downturn or upturn in the economy will generally affect all customers equally. User returns, if they occur, are generally recognized in the same accounting period as they were originally recognized. The Company closes its books approximately 45 days after the period end, which allows it to capture those returns. In the Company’s judgment, there is no material time-based obligation or variable consideration remaining after the close of its books and subsequent financial statement reports.

Cost of Revenue

For 2016, the Company’s targeted cash back was 80% of revenue. As part of its marketing efforts, the Company frequently varied from that target. The difference from that target was recorded and presented as a marketing expense. During 2017, the Company did not frequently vary from its target of 80% cash back. The Company has adjusted its recognition of cash rebates retroactively to reflect 100% of cash back awards as cost of revenues. The Company adjusted its recognition of stock back rebates to reflect 100% of the value of those rebates earned directly as the result of a purchase to be Cost of Revenue.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - "Expenses of Offering" with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholder’s equity upon the completion of the offering. The Company ceased making sales under its offering statement discussed in Note 6. It anticipates engaging in another equity offering in 2018.

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Income Taxes

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates that are expected to be effective when the benefits from the deferred tax assets are realized. At December 31, 2017, and December 31, 2016, the Company had deferred tax assets of approximately $392,000 and $300,000 respectively, related to net operating loss carryforwards (NOL). At December 31, 2017 the Company has not reflected any change in the deferred tax assets from prior periods. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Company has recorded a valuation allowance to reduce the net deferred tax asset to zero. The effective tax rate is different from the expected federal tax rate due to the valuation allowance and state income taxes.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit as of December 31, 2017 or December 31, 2016. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2017 and December 31, 2016 the Company recognized no interest or penalties.

The Company is required to file U.S. federal tax returns. The U.S. federal tax returns were not filed for the Company for the years 2010-2014, in violation of IRS regulations and federal statutes. The Company filed the returns for each of the years 2010-2014 during July 2015. The Company also filed its return for 2015. As each year incurred a net operating loss, no taxes were due when the returns were filed. However, $100 late filing penalties were assessed and paid for each year, other than 2015. The Company believes it is in compliance after filing these returns. The Company has filed its 2016 tax returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject. The Company has filed for an extension to file U.S. federal tax returns for 2017.

Stock Distributable to Members

In January of 2017 the Company began to estimate and recognize the difference between the shares earned by and due to members that likely will be issued and transferred in the current year and shares earned that will likely be issued and transferred in a future period. Beginning in June of 2017 the Company clarified to members that a member may be charged a fee for such issuance and transfer. As of December 31, 2017, no member has been charged a fee.

As of May 11, 2017, the Company ceased issuing and transferring shares, because it filed a Form 1-Z to notify the closing of its offering, as required by FINRA, so that FINRA would issue the Company a ticker symbol. The Company subsequently withdrew the Form 1-Z. The offering statement remained qualified until February 13, 2018. Under SEC rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The Company failed to amend its offering statement on a timely basis. The Company has begun offering members who earned stock awards prior to February 13, 2018 the opportunity to have their shares issued and transferred. No shares have been issued or transferred since May 2017. The Company is awaiting the qualification of a new offering statement by the SEC that will allow it to offer, issue, and transfer shares for activity subsequent to February 13, 2018.

Stock awards made since February 13, 2018 may not have been exempt from the registration or qualification requirements under federal securities laws, may have been issued in violation of federal securities laws and may be subject to rescission. In order to address this issue, the Company is working with the SEC to conduct a rescission offer to all customers who have received stock awards since that date. The Company believes that any such rescission will not have a material effect on 2018 results.

Reliance on Related Party

The Company currently has a software license and service agreement with a related party (see Note 5) and has the majority of its ordinary expenses paid by the related party under the terms of that agreement. As a result, the Company’s results of operations may not be indicative of the results that would have occurred if it operated independently.

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Other Matter

As described in Note 11, the Company has reclassified its member preferred stock back distributable liability to paid in capital in excess of par to properly reflect equity accounting for such transactions.

NOTE 3: STOCKHOLDERS’ EQUITY (DEFICIT)

As of the issuance date of these financial statements, 100,000,000 shares of Common Stock and 107,282,913 shares of Preferred Stock were issued and outstanding.

The Articles of Incorporation were Amended and Restated effective July 6, 2015. Among the revised provisions, the Company authorized 150,000,000 shares of Common Stock, par value $0.001 per share and reclassified "Class A Common Stock" to "Common Stock"; authorized 300,000,000 shares of Preferred Stock, par value $0.001 per share and reclassified "Class B Common Stock" to "Preferred Stock"; amended the power to authorize the number of authorized shares to be set by affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Company. The terms and preferences of these reclassified shares were revised where Common Stock, among other provisions, entitles holders to 10 votes for each share of Common Stock, subordinate dividend rights to Preferred Stock, and certain liquidation rights.

The Company filed a Certificate of Designations, Preferences, and Rights of Series A Non-Voting Preferred Stock of iConsumer Corp. (under Section 151 of the Delaware General Corporation Law) on July 6, 2015, designating 250,000,000 shares of Preferred Stock authorized under the Amended and Restated Certificate of Incorporation filed July 6, 2015 as Series A Non-Voting Preferred Stock ("Series A Preferred Stock"), par value $0.001. The Series A Preferred Stock was granted certain rights and preferences including: dividend preference on declared and unpaid dividends and liquidation priority for the value paid for the Preferred Shares. The Series A Preferred Stock holders are not entitled to vote on any matters placed to a vote of the stockholders of the Company.

The Company entered into a recapitalization and exchange agreement effective July 6, 2015 with Robert Grosshandler. This agreement stipulated the terms of a tax-free reorganization pursuant to Internal Revenue Code section 368(a), where Robert Grosshandler transferred, assigned, delivered, and surrendered to the Company his pre-recapitalization shares and the Company issues post-recapitalization shares, among other pertinent terms. This exchange retired 1,000,000 Class A Common shares pre-recapitalization and issued 100,000,000 shares of Common Stock and 100,000,000 shares of Series A Non-Voting Preferred Stock, post recapitalization.

In preparation for the trading of its preferred stock on a market under the ticker symbol RWRDP, the Company concluded that certain provisions of the liquidation preference granted under the Certificate of Designations, Preferences, and Rights dated July 6, 2015 were unworkable, as the original issue price was not trackable through subsequent holders of the stock. On January 12, 2018 the Company amended the liquidation preference for the Series A Non Voting Preferred Stock by consent of the holders of a majority of the Common and Series A Non Voting Preferred Stock. The amendment reaffirmed that shareholders of record as of January 12, 2018 had a liquidation preference equal to the Original Issue Price of their shares and that subsequent holders of the stock will not have a liquidation preference.

Additionally, the amended language eliminated the liquidation preference for shareholders who acquire their shares subsequent to January 12, 2018.

NOTE 4: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that commenced principal operations in June 2015 and began to generate meaningful revenue in 2016. It has sustained net losses of $1,129,751 and $681,147 for the years ended December 31, 2017 and December 31, 2016, respectively. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain capital financing from its majority stockholder and/or third parties, including through the Offerings described in Note 6. It plans to incur significant costs in pursuit of its Offerings. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.   The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

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NOTE 5: RELATED PARTIES

Prior to June 19, 2015, the Company was subject to a three-party oral agreement with iGive.com Holdings LLC (“iGive”) and Outsourced Site Services, LLC (“OSS”), both related parties under common control with shared ownership and management (referred to herein collectively as the “Related Parties”). This agreement stipulated that iConsumer Corp. maintain a website at iConsumer.com that directed traffic to iGive.com (owned and operated by iGive). It maintained that website in such a way as to maximize the traffic to iGive.com. In return, the Related Parties covered all of the costs of maintaining the iConsumer.com website. After launch of the full iConsumer website on June 19, 2015, a site that promotes the iConsumer Corp. planned business operations, this agreement ceased, and iConsumer. Corp. became responsible for its own costs or entering into a formal agreement with either or both of the Related Parties or others.

Effective May 1, 2015, the Company entered into a software license and services agreement (the “License Agreement”) with Outsourced Site Services, LLC (“OSS”), a related party. In accordance with the terms of the License Agreement, the Company’s operations are being run on technology licensed from OSS and OSS is providing the Company with certain support services, as defined in the License Agreement. The fee charged by OSS covers a wide range of services, the majority of which are traditionally reflected in costs of operation. The fee covers executive management, administration, accounting, internal technology support, customer support, product development, general marketing, and communications (marketing and non marketing). A hard to quantify amount covers the care and feeding of retailers and intermediate network / technology providers, retailer recruitment, and similar activities. The fee does not cover legal fees incurred for such activities as SEC filings and other regulatory compliance. The Company has no employees.

For the use of these services and technology, the Company has agreed to pay OSS 20% of its gross revenue, as defined in the License Agreement. The License Agreement provides that in the event the Company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the Company will pay 5% of its gross revenues to OSS. Since OSS is under the common control of Robert Grosshandler, he will have the power to determine whether the Company will continue to be able to rely on the OSS license, and the price it pays for the license. The License Agreement has a term of 20 years. As a result of these agreements the Company’s results of operations may not be indicative of the results that would have occurred if it operated independently.

As of December 31, 2017 the Company owed $225,351 to the Related Parties for expenses paid on the Company's behalf since inception, compared to $102,212 owed as of December 31, 2016.

NOTE 6:  OFFERINGS

Subsequent to December 31, 2015, the Company began pursuing an offering (“Offering”).  The Offering called for the Company to offer for sale under Regulation A, $2,000,000 of its Series A Non-Voting Preferred Stock at a price of $.045 per share. Sales of these securities commenced on September 29, 2016, upon qualification of the Company’s offering statement by the SEC.  The offering was a continuous offering. It allowed for multiple closings.  The first closing occurred in December 2016, with net proceeds of $147,525, representing the investments of 19 individuals.  As of December 31, 2016, the Company had unfunded commitments for $7,000 which were paid in January 2017. The Company’s offering statement was amended, and on February 13, 2017 it was requalified by the SEC, to adjust the subscription agreement, and change the price per share from $.045 to $.09. The Company continued to sell shares for cash in the Offering through May 11, 2017.  The Company incurred costs of $15,751.

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In order to seek quotation of the Series A Non Voting Preferred stock on the OTCQB market, FINRA rules required the Company to cease issuing shares in the Offering in order to receive the FINRA approvals necessary to facilitate quotation of its stock. It ceased issuing shares under the offering statement on May 11, 2017.

FINRA issued the Company Series A Non Voting Preferred stock the ticker symbol RWRDP in December 2017. The OTC markets subsequently began quoting RWRDP on the OTCQB market. In February, the Depositary Trust Corporation made RWRDP DTC eligible, which allowed electronic quotation and trading. In March 2018 the first shares of RWRDP were traded on the OTCQB market.

In January 2018 the Company filed an offering statement under Regulation A with the SEC (“Follow On Offering”). The Company proposes to offer for sale in the Follow On Offering $15,000,000 of its Series A Non-Voting Preferred Stock at a price of $0.15 per share and is currently in the process of the responding to the comments that it has received on that offering statement from the SEC.

As part of its review of the Follow On Offering in March 2018, the SEC informed the Company that it believes that the Company’s stock award activities (see Note [10]) subsequent to February 13, 2018 may not have been exempt from the registration or qualification requirements under federal securities laws and may be subject to rescission The Company continues to believe that it has the right under the Stock Award program and its Terms of Service not to make awards under that program when there is no qualified offering statement in effect, and that any award of shares that may have been recorded on a ledger was subject to those Terms. However, in light of the fact that it is in the interests of the Company to have a larger number of shareholders, the Company has decided that it will treat shares relating to purchases after February 13, 2018 as being earned (subject to compliance with conditions such as the execution of a subscription agreement) and to offer a right of rescission to the holders of all such shares. In order to address this issue, the Company is working with the SEC to conduct a rescission offer to all customers who have received stock awards since that date. Any such rescission is not expected to have a material effect on the Company.

The Company’s Series A Non Voting Preferred stock is quoted on the OTCQB market under the ticker symbol RWRDP. There is very little liquidity for RWRDP. The Company cannot guarantee that its securities will ever be tradeable on an exchange or have any substantial liquidity.  These financial statements should not be relied upon as a basis for determining the terms of an offering as this information may not be current or accurate relative to the final terms of the offering.

The Company began pursuing a private placement of $2,000,0000 of convertible debt in June 2017. The Company had received $154,721 of the private placement as of December 31, 2017 and an additional $2,000 as of April 24, 2018. The debt has a term of three years, accrues interest for the first year at 8%, and requires interest only payments in years two and three of 8%. The debt is convertible into Series A Preferred Non Voting stock at a price of $.075 per share at the option of the holder. This offering utilizes Regulation D 506(c) and is open to accredited investors only.

NOTE 7: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 8: SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 25, 2018 the date the financial statements were available to be issued. Based on the evaluation, no additional material events were identified which require adjustment or disclosure.

27

NOTE 9: GOVERNANCE

On July 6, 2015 the Company revised the Articles of Incorporation. The Company also ratified Bylaws formalizing the governance policies and procedures for the Company effective July 6, 2015.

On July 6, 2015 by an Action by Joint Written Consent of Sole Director and Sole Stockholder, the Company elected Robert Grosshandler to serve as a member of the Board of Directors and as an Officer of the Company in the capacity of Chief Executive Officer, President, and Secretary. It also set the number of directors of the Company at one, established an Audit Committee of the Company naming Robert Grosshandler as the sole member of such, set the fiscal year as the calendar year, and other actions.

NOTE 10: EQUITY REWARD MARKETING PROGRAM - PROSPECTIVE DILUTION AND OTHER EFFECTS

The Company, in order to attract members (customers), is offering customers and others the opportunity to earn equity in the Company as a reward or additional reward for certain activities.  This equity may be earned in exchange for, amongst other activities, becoming a customer, recruiting other customers, and utilizing the Company’s services to earn cash back on purchases at participating retailers.

Through its offerings (see Note 6), the equity earned is Series A Preferred Stock.  The Company will not receive cash for any such equity earned.  The Company valued this equity at $.045 per share through February 13, 2017. This valuation is the per share price ($.045) received in the Offering. Subsequent to February 13, 2017, the Company valued this equity at $.09 per share. This valuation is the per share price ($.09) received in the amended Offering beginning February 13, 2017. The valuation will be adjusted from time to time to reflect the price in the then current offering. Equity distributed under this program will be dilutive to existing shareholders.  If this marketing program is successful, the Company anticipates that significant dilution may result.

There are still significant hurdles to overcome to make this marketing program commercially reasonable and enable it to stay compliant with appropriate regulations, including but not limited to, state Blue Sky laws.

As of December 31, 2017 the Company had issued and transferred 3,656,343 shares of Preferred Stock equity under this marketing program to approximately 2,600 customers, who thus became shareholders. The Company recognized a portion of the cost of this program as a marketing expense and the balance as a cost of revenues.  It has recognized a total of $765,702 in 2017 to reflect this expense.

As of December 31, 2017, approximately 49,000 members were due 12,973,641 additional shares under this program, but the Company had not yet issued and transferred these shares to its members. Until issued and transferred, the member may forfeit these shares for a variety of reasons, which include, but are not limited to, purchase returns and account inactivity. The Company will issue and transfer these shares upon receiving an executed subscription agreement and appropriate shareholder identification.

NOTE 11: MEMBER PREFERRED STOCK BACK TRANSACTIONS

The Company originally accounted for preferred stock payable to customers for becoming a member, purchases made or referring new members, as a liability. Subsequent to issuance of the 2016 financial statements, it was determined that equity accounting is the appropriate accounting treatment for these transactions. As a result, all liabilities related to the preferred stock payable have been reclassified as equity for 2016. There were no changes to the Company’s statements of operations or cash flows. The following changes have been made to the balance sheet as of December 31, 2016:

	As Previously Reported	As Restated
Member preferred stock back distributable	263,129	-0-
Total current liabilities	442,853	179,723
Total liabilities	545,064	281,935
Paid in capital in excess of par	247,824	510,953
Total equity (deficit)	(485,039)	(221,910)
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Item 8. Exhibits

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Amended and Restated Certificate of Incorporation (1)
2.2	First Amendment to Amended and Restated Certificate of Incorporation (9)
2.3	Bylaws (2)
3.1	Certificate of Designations (3)
4	Form of Subscription Agreement (10)
6.1	Amended and Restated Software Licenses and Services Agreement with Outsourced Site Services, LLC dated May 25, 2016 (4)
6.2	2016 Equity Incentive Plan (5)
6.3	Form of Broker-Dealer Services Agreement with FundAmerica Securities LLC (6)
7	Recapitalization and Exchange Agreement dated July 6, 2015 (7)
8	Form of Escrow Agreement (8)

(1) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460015000006/exhibit2-1.htm

(2) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460015000006/iconsumercorp-bylaws.htm

(3) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460015000006/exhibit3-1.htm

(4) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460016000165/osslic.htm

(5) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000165495417000348/icon_ex6.htm

(6) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460016000165/bdserv.htm

(7) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460015000006/recapagreement.htm

(8) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000165495417000348/icon_ex8.htm

(9) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10795) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000165495418000778/icc_ex22.htm

(10) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000165495417000348/icon_ex4.htm

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on April 26, 2018.

iConsumer Corp.
/s/ Robert Grosshandler
By Robert Grosshandler, principal executive officer of iConsumer Corp

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

/s/ Robert N. Grosshandler
Robert N. Grosshandler, principal executive officer, principal financial officer, principal accounting officer and Sole Director

Date: April 26, 2018

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